Exhibit 99.1

Texas Industries, Inc. Prices $300 Million of Senior Notes Issued By
Chaparral Steel Company

DALLAS, June 29 /PRNewswire-FirstCall/ -- Texas Industries, Inc. (NYSE: TXI) announced today that its wholly-owned steel business (“Chaparral Steel Company”) has priced its $300 million aggregate principal amount senior notes due 2013 at 10% (the “Notes).

Chaparral Steel Company intends to use the net proceeds from the Notes offering and borrowings under a new senior secured revolving credit facility to pay a cash dividend of approximately $341 million to TXI in connection with the proposed spin-off of Chaparral Steel Company to TXI’s shareholders.

The Notes have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy such Notes in any jurisdiction in which such an offer or sale would be unlawful.

Chaparral Steel Company is the second largest producer of structural steel products in North America and a major producer of steel bar products.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations which are more fully described in TXI’s Annual Report on SEC Form 10-K.

SOURCE  Texas Industries, Inc.
          -0-                                                  06/29/2005
          /CONTACT:  Kenneth R. Allen, Vice President and Treasurer of Texas Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or investor@txi.com /
          /Web site:  http://www.txi.com /